UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2008

IHOP CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-15283	95-3038279
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 North Brand, Glendale, California		91203
(Address of principal executive offices)		(Zip Code)

(818) 240-6055

Registrant’s telephone number, including area code

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 19, 2008, Applebee’s Restaurants West LLC, Applebee’s Restaurants Kansas LLC, Applebee’s Restaurants Texas LLC, Applebee’s Restaurants Mid-Atlantic LLC and Applebee’s Restaurants North LLC (collectively the “Applebee’s Entities”) entered into a Purchase and Sale Agreement with DBAPPLEF, LLC ( the “Buyer”) (an entity whose obligations under the Purchase and Sale Agreement are guaranteed by Drawbridge Special Opportunities Fund LP; Drawbridge Real Assets Fund LP; and Drawbridge Real Assets Fund (B-IP) LP), pursuant to which the Applebee’s Entities agreed to sell and the Buyer agreed to buy 187 parcels of real property, each of which is improved with a restaurant operating as an Applebee’s Neighborhood Grill and Bar (the “Properties”).  The Buyer and its guarantors are affiliates of Fortress Investment Group,  a publicly traded alternative asset manager. The Applebee’s Entities are indirect subsidiaries of the Registrant’s wholly-owned subsidiary Applebee’s International, Inc. The Purchase and Sale Agreement provides that the closing of the transaction will take place no later than June 16, 2008.

The gross purchase price for the Properties before taxes is to be determined in part by sales figures for the subject restaurants for the twelve (12) month trailing period ending April 30, 2008. While the final sales figures for April, 2008 are not yet available, the purchase price is estimated to be the approximate amount of $347,000,000. The final sales figures for April, 2008 are expected to be available and the purchase price finalized no later than June 1, 2008. The Buyer also has a limited right to elect not to purchase up to a maximum of 15% of the total number of restaurant sites and adjust the purchase price accordingly,  if but only if, such Properties have material defects relating to property condition, title, survey, zoning or access. Assuming the properties are sold for $347,000,000 the net after-tax cash proceeds would be approximately $294,000,000. The Registrant expects to use all of the after-tax proceeds to pay down funded debt.

The Purchase and Sale Agreement calls for  the Applebee’s Entities to enter into a Master Land and Building Lease (the “Master Lease”) relating to the Properties with the Buyer, as Landlord, at the time of closing.  The Properties may be used to operate an Applebee’s or IHOP branded restaurant and for certain other specified uses.  The Master Lease calls for an initial term of twenty years and four five year options to extend the term which are exercisable by the Applebee’s Entities or their successors.

The Master Lease provides for the payment of monthly base rent to be determined by sales figures for the subject restaurants for the twelve (12) month trailing period ending April 30, 2008. As noted above, the final sales figures for April, 2008 are not yet available. Based on the data available, the initial monthly base rent under the Master Lease is estimated to be the approximate amount of $2,700,000. The final sales figures for April, 2008 are expected to be available and the initial monthly base rent under the Master Lease finalized no later than June 1, 2008. If the Buyer elects to exclude certain properties for the limited reasons noted above (up to a maximum of 15% of the total number of restaurants) then the  initial monthly base rent under the Master Lease would be adjusted accordingly.  Additionally, the tenant under the Master Lease is responsible for additional rent equal to any and all fees, expenses, taxes and other charges of every kind and nature arising in connection with or relating to the Properties.

The Applebee’s Entities may sublease all or a portion of the Properties, without the Landlord’s consent, provided that certain conditions are met.  In addition, the Applebee’s Entities may assign their interest in the Master Lease with respect to some or all of the Properties, without Landlord’s consent, provided that certain conditions are met and the assignee agrees to enter into a direct lease with the Landlord on a pre-approved form attached to the Master Lease (“Assigned Leases”). Further, if such assignment is to a qualified franchisee meeting certain parameters set forth in the Master Lease, the Applebee’s Entities shall be released by the Landlord from all obligations with respect to any Assigned Lease.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHOP CORP.
Date: May 20, 2008	By:	/s/ Mark D. Weisberger
Mark D. Weisberger
Secretary